Exhibit 3.3

AMENDED AND RESTATED OPERATING AGREEMENT

OF TMX FINANCE LLC,

FORMERLY TITLEMAX HOLDINGS, LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT OF TMX Finance LLC (the “Company”), formerly TitleMax Holdings, LLC, is entered into effective as of June 21, 2010, by, between and among the Company, Tracy Young (“Mr. Young”), the sole Member and a Manager of the Company, and Edward J. Hawie, Charles E. Izlar, John G. Kennedy, III, and John W. Robinson, III, the remaining Managers of the Company.

WHEREAS, the Company was formed as a limited liability company under the laws of the State of Delaware on September 25, 2003; and

WHEREAS, the parties hereto desire to amend and restate the Operating Agreement of the Company entered September 25, 2003, and amended June 9, 2004, and December 19, 2006.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the parties agree as follows:

I.

a.	The Company was organized as a Delaware limited liability company by the filing of its Certificate of Formation with the Secretary of State of Delaware under and pursuant to the Delaware Limited Liability Company Act, as amended from time to time (the “Act”). Effective as of the date hereof, the name of the Company is TMX Finance LLC, and all Company business shall be conducted under such name, except as otherwise determined by Mr. Young.

b.	The location of the Company’s principal place of business is 15 Bull Street, Suite 200, Savannah, Georgia 31401. The Company may locate its places of business at any other place or places within or outside the State of Delaware as the Managers or Member may from time to time deem advisable.

c.	The name of the Company’s registered agent in the State of Delaware is The Corporation Trust Company. The address of the Company’s registered office and that of its initial registered agent, as required by Section 18-104 of the Act, is Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The registered office and registered agent may be changed from time to time pursuant to the Act and the applicable rules promulgated thereunder.

d.	The business of the Company is to engage in any lawful activity. The Company may exercise all powers necessary to or reasonably connected with the Company’s business which may be legally exercised by it under the Act. The duration of the Company will continue until it is dissolved in accordance with the Act.

II.

The sole member (the “Member”) of the Company is Mr. Young, whose principal place of business is 15 Bull Street, Suite 200, Savannah, Georgia 31401. Mr. Young was admitted to the Company as a Member contemporaneously with the filing of the Company’s Certificate of Formation under and pursuant to the Act. The Member contributed One Hundred Dollars ($ 100) to the Company as its initial capital contribution. The Member shall have no obligation to make additional capital contributions. No other person or entity shall be admitted as an additional Member of the Company without the consent of the Member.

III.

a.	The business and affairs of the Company shall be managed by its Managers. Except with respect to matters where the approval of the Member is expressly required pursuant to this Agreement, or by nonwaivable provisions of applicable law, the Managers have, to the full extent permitted by the Act, sole, exclusive, full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company and to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business.

b.	The Company shall have five (5) Managers, who are Edward J. Hawie, Charles E. Izlar, John G. Kennedy, III, John W. Robinson, III and Mr.Young. The number of Managers may be increased or decreased by the Member. A Manager holds office until the Manager resigns, is removed from office, dies or becomes permanently disabled. Managers are elected and may be removed, with or without cause, by the Member in the Member’s sole discretion.

c.

Meetings of the Managers will be held from time to time at such times and at such places as the Managers determine. Meetings may be held by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Notice of the time and place of the meeting must be given at least two days prior to the meeting. Each Manager has one vote. If there is only one Manager, no meeting (or written consent pursuant to paragraph e. below) is necessary for the transaction of business and the sole Manager shall take such action as the Manager deems appropriate, subject to the terms of this Agreement and applicable law. If there is more than one Manager, a majority of the Managers constitutes a quorum for the transaction of business of the Managers and an affirmative vote of a majority of the Managers present (in person or otherwise) and voting is necessary to decide any matter arising in connection with the business and affairs of the

Company.

d.	A Manager may waive any notice required by the Act, the Company’s Certificate of Formation or this Agreement before or after the date and time of the meeting or event for which notice is required or before or after the date and time stated in the notice. The waiver must be in writing, be signed by the Manager entitled to the notice and be delivered to the Company for inclusion in its records. A Manager’s attendance at a meeting waives objection to lack of notice or defective notice of the meeting, unless the Manager at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.

e.	Action required or permitted to be taken at a meeting of Managers may be taken without a meeting if the action is taken by persons who would be entitled to vote not less than the minimum number of votes that would be necessary to authorize or take the action. The action must be evidenced by one or more written consents describing the action taken, signed by the Managers entitled to take such action and delivered to the Company for inclusion in its records. Action taken under this paragraph e. is effective when the Managers required to approve such action have signed the consent, unless the consent specifies a different effective date. The record date for determining Managers entitled to take action without a meeting is the date the first Manager signs a written consent.

f.	The Managers must devote to the Company such time as may be necessary for the proper performance of all of their duties under this Agreement, but the Managers are not required to devote full time to the performance of such duties and may have other business interests or engage in other business activities. Neither the Company nor any Member has any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Managers. A Manager will not incur any liability to the Company or to any Member as a result of engaging in any other business or venture, except to the extent such engagement constitutes a breach of the Manager’s duties and responsibilities under this Agreement.

g.	Without the prior written consent of the Member, the Managers have no authority to:

(i) do any act in contravention of this Agreement;

(ii) do any act which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

(iii) bind or obligate the Company pursuant to any written or oral agreement with any third party;

(iv) possess Company property, or assign rights in specific Company property, for other than a Company purpose;

(v) knowingly perform any act that would subject the Member to liability for the obligations of the Company in any jurisdiction;

(vi) amend this Agreement or the Company’s Certificate of Formation;

(vii) dissolve the Company;

(viii) file a voluntary petition or otherwise initiate proceedings (x) to have the Company adjudicated insolvent or, (y) seeking an order for relief of the Company as debtor under the United States Bankruptcy Code (11 U.S.C. §§ 101 et seq.); file any petition seeking any composition, reorganization, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency, or other relief for debtors with respect to the Company; or seek the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or any substantial part of the Company’s property, or make any general assignment for the benefit of creditors of the Company, or admit in writing the inability of the Company to pay its debts generally as they become due, or declare or effect a moratorium on the Company’s debt or take any action in furtherance of any proscribed action;

(ix) require additional capital contributions;

(x) admit new Members or cause the withdrawal of the Member;

(xi) remove or replace a Manager;

(xii) transfer all or substantially all of the Company’s property;

(xiii) merge the Company pursuant to the Act; or

(xiv) do any other matters expressly set forth in this Agreement as requiring the consent, vote or approval of the Member.

h.	Compensation, if any, of the Managers will be fixed from time to time by the Member.

i.	A Manager may resign at any time by giving written notice to the Member. The resignation of a Manager takes effect upon receipt of such notice or at such later time as is specified in such notice, and, unless otherwise specified in such notice, the acceptance of such resignation is not necessary to make it effective.

j.	Any vacancy of the Managers occurring for any reason will be filled by the Member. The Manager elected to fill a vacancy shall hold office until such Manager’s resignation, removal from office, permanent disability or death.

IV.

a.	The Member shall not be liable to the Company or to any Manager for any action taken or any failure to take any action (whether or not constituting negligence or gross negligence), except for actions or failures to take actions that constitute willful misconduct. Furthermore, the Member shall not be bound by, or be personally liable for, the expenses, liabilities or obligations of the Company except to the extent provided in the Act with regard to a wrongful distribution. Notwithstanding the provisions of this Agreement, failure by the Company, the Member or the Managers to follow the formalities relating to the conduct of the Company’s affairs set forth herein shall not be a ground for imposing personal liability on the Member.

b.	A Manager shall not be liable to the Company, the Member, any other Manager or any economic interest owner for any action taken or any failure to take any action (whether or not constituting negligence or gross negligence), except for actions or failures to take actions that constitute (i) willful misconduct or a knowing violation of law or (ii) any transaction for which such Manager received a personal benefit in violation or breach of any provision of this Agreement.

c.	To the extent that, at law or in equity, a Member or Manager has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Member or Managers, as applicable, the Member or Manager shall not be liable to the Company or to the Member or Managers, as applicable, for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Member or a Manager otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Member or Manager, as applicable.

d.	The Company, its receiver or its trustee shall indemnify, save harmless and pay all judgments and claims against the Member and the Managers relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such Member or Manager (including acts or omissions constituting negligence or gross negligence) in connection with the business of the Company, including attorneys’ fees incurred by such Member or Manager in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, including all such liabilities under federal and state securities laws (including the Securities Act of 1933, as amended), as permitted by law; provided, however, the Company shall not be obligated to indemnify the Member or a Manager if such person has failed to meet the standards of conduct set forth in paragraph a. or b. of this Article IV.

e.	The Company shall indemnify, save harmless, and pay all expenses, costs, or liabilities of the Member or any Manager who for the benefit of the Company makes any deposit, acquires any option, or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Company and who suffers any financial loss as the result of such action.

f.	The Company may purchase and maintain insurance on behalf of any one or more indemnitees under this Article IV and such other persons as the Managers shall determine against any liability which may be asserted against or expense which may be incurred by such person in connection with the Company’s activities, whether or not the Company would have the power to indemnify such person against such liability or expense under the provisions of this Agreement. The Company may enter into indemnity agreements with indemnitees and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under this Article IV and containing such other procedures regarding indemnification as are appropriate.

g.	No amendment, modification or rescission of this Article IV, or any provision hereof, the effect of which would diminish the rights to indemnification or advancement of expenses as set forth herein will be effective as to the Member or a Manager with respect to any action taken or omitted by such Member or Manager prior to such amendment, modification or rescission.

h.	The Company may indemnify and advance expenses under this Article IV to an Officer, employee or agent of the Company who is not a Member or Manager to the same extent and subject to the same conditions that the Company could indemnify and advance expenses to a Manager under this Agreement and Delaware law.

i.	In the event that any of the provisions of this Article IV (including any provision within a single sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

j.	Any officers of the Company shall not be liable to the Company, the Member, any Manager or any economic interest owner for any action taken or any failure to take any action (whether or not constituting negligence), except for actions or failures to take actions that constitute (i) gross negligence, willful misconduct or a knowing violation of law or (ii) any transaction for which such officer received a personal benefit in violation or breach of any provision of this Agreement.

V.

John W. Robinson, III, is elected as President of the Company. The President shall have general and active management of the operation of the Company, subject to direction of the Member, and may sign written contracts of the Company, and shall perform all such other duties as are incident of his office. The Member may elect such other Officers as he determines (but he is not required to do so), and the Officers will have such powers and duties as are delegated to them by the Member.

VI.

The Company shall issue certificates to its Members to evidence their membership units in the Company. The Company shall be authorized to issue up to one thousand (1000) membership units. Certificates shall be numbered in the order which they are issued and shall be signed by a Manager. Records shall be maintained by the Member or such Officer as he may appoint indicating the name of the person owning the units, the number of units, and the date of issue. Certificates exchanged or returned shall be canceled and maintained in the Company Record Book. Transfers of certificates shall be made on the books of the Company by the holder in person or by Power of Attorney, or surrender of the old certificate for such units, duly assigned. The Members shall be entitled to one vote for each unit standing in their name.

VII.

This Agreement may be executed in one or more counterparts, which when taken together shall comprise a single original.

VIII.

Except as otherwise specifically set forth herein, the Company shall be governed by the provisions of the Act and any successor statute, and any capitalized term not defined herein shall have the meaning ascribed to it in the Act.

Signatures begin on the next page.

IN WITNESS WHEREOF, the Company, the Member and the Managers have executed this Agreement effective as of the date first above written.

TMX Finance LLC, formerly
TitleMax Holdings, LLC

By:	/s/ Tracy Young
Tracy Young
Member

MEMBER:

/s/ Tracy Young
Tracy Young

MANAGERS:

/s/ Tracy Young
Tracy Young

/s/ Edward J. Hawie
Edward J. Hawie

/s/ Charles E. Izlar
Charles E. Izlar

/s/ John G. Kennedy, III
John G. Kennedy, III

/s/ John W. Robinson, III
John W. Robinson, III